EXHIBIT 99.1
PRESS RELEASE
US $

Resolute Reports Preliminary Second Quarter 2021 Results
•Q2 GAAP net income of $268 million / $3.34 per diluted share
•Adjusted EBITDA of $445 million; wood products contributes $415 million to quarterly EBITDA
•Liquidity over $1 billion / net debt down to $126 million at quarter-end
MONTRÉAL, CANADA, July 29, 2021 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported net income of $268 million, or $3.34 per diluted share, for the quarter ended June 30, compared to net income of $6 million, or $0.07 per diluted share, in the same period in 2020. Sales were $1,140 million in the quarter, an increase of $528 million from the year-ago period. Excluding special items, the company reported net income of $300 million, or $3.74 per diluted share, compared to a net loss of $22 million, or $0.25 per share, in the second quarter of 2020.
“With benchmark prices reaching record highs in May and our best-ever quarterly shipments, we used the exceptional cash generation from our wood products segment to make lasting changes to our business and increase value for our shareholders,” said Remi G. Lalonde, president and chief executive office. “We reduced debt by $180 million to our target of $300 million, declared a special dividend of $79 million payable in the third quarter, normalized capital spending and announced an additional $50 million of high-return, quick payback projects to further strengthen our wood products business. We also saw a sharp recovery in market pulp prices following the pandemic-induced dip and an encouraging shift toward tighter conditions in paper markets. With more than $1 billion in available liquidity at quarter-end, we are in a great position to pursue our transformation while remaining disciplined with our capital allocation.”
Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are explained and reconciled below.
Quarterly Operating Income Variance Against Prior Period
Consolidated
The company reported operating income of $406 million in the quarter, compared to $177 million in the first quarter of 2021. The $229 million improvement reflects higher realized prices in the wood products, pulp and paper segments ($211 million), higher shipments in wood products ($43 million) and lower selling, general and administrative expenses ($10 million). The results were unfavorably affected by higher stumpage fee-driven input costs ($19 million) in the wood products segment, higher freight costs ($7 million) and the impact of the stronger Canadian dollar ($7 million).
Segment operating income variance against prior period
Wood Products
The wood products segment generated operating income of $405 million in the quarter, an increase of $184 million from the previous quarter. Supported by strong lumber demand, the average transaction price rose to $1,156 per thousand board feet, a $282 per thousand board feet, or 32%, improvement from the previous quarter. Shipments were 83 million board feet higher, reaching 575 million, and finished goods inventory dropped to 124 million board feet. The operating cost per unit (or, the “delivered cost”) increased by $30 per thousand board feet, or 7%, mostly as a result of higher stumpage fees and freight costs, partially offset by a variable compensation provision in the previous quarter. EBITDA in the segment improved by $183 million, to $415 million.
Market Pulp
The company generated operating income of $30 million in the market pulp segment, an increase of $26 million from the previous quarter. The average transaction price increased by $140 per metric ton, or 22%, to $787 per metric ton, with gains in all grades. The delivered cost rose by $35 per metric ton, or 6%, due mostly to higher fiber costs and the effect of lower volume. Shipments slipped by 19,000 metric tons due mostly to an extended scheduled maintenance outage and lower production. From a historically low level in the previous quarter, finished goods inventory rose to a more normal level of 63,000 metric tons. EBITDA in the segment improved by $26 million, to $36 million.
Tissue
The tissue segment incurred an operating loss of $7 million in the quarter, $5 million wider than the previous quarter. The average transaction price decreased by $56 per short ton, or 3%, due to unfavorable product mix, and shipments fell by 4,000 short tons, reflecting a slowly recovering away-from-home market and inventory destocking in the retail space. As a result of the sluggish demand, the company recorded downtime in the quarter, and maintained finished goods inventory at 8,000 short tons. The impact of downtime contributed to an increase in the delivered cost of $295 per short ton, or 16%. Segment EBITDA fell by $6 million, to negative $3 million.
Paper
The company incurred an operating loss of $7 million in the paper segment in the quarter, $17 million narrower than the previous quarter. The average transaction price rose by $39 per metric ton, or 7%, and shipments improved by 4,000 metric tons, mostly due to a gradual recovery in global markets. The delivered cost improved by $13 per metric ton quarter-over-quarter, or 2%, with a seasonal reduction in energy expenses and cost savings from the indefinite idling of the Baie-Comeau and Amos (Quebec) newsprint mills in the previous quarter, offset in part by higher planned maintenance costs. Finished goods inventory decreased by 15,000 metric tons, to 72,000 metric tons. Segment EBITDA improved by $18 million, to $9 million.
Consolidated quarterly operating income variance against year-ago period
The company reported operating income of $406 million in the second quarter, compared to operating income of $6 million in the second quarter of 2020. The improvement reflects higher selling prices ($500 million) in the wood products, pulp and paper segments, offset by the stronger Canadian dollar ($39 million), higher fiber costs ($27 million), and maintenance ($14 million). At $445 million, adjusted EBITDA in the second quarter was $408 million higher than the second quarter of 2020.
Cash and Liquidity
Resolute generated $401 million of cash from operating activities in the second quarter, primarily as a result of the strong performance in the wood products segment as well as a seasonal reduction in round wood inventory. It also closed all its lumber futures positions, resulting in total losses of $49 million in the quarter.
The company repaid $180 million of debt in the quarter, representing all the amounts outstanding under the company’s revolving and term credit facilities, leaving only the $300 million of unsecured 4.875% senior notes due 2026 that the company issued in January. With $177 million of quarter-end cash, liquidity stood at $1.1 billion, and net debt was $126 million.
The company repurchased 343,894 shares in the quarter, at an average price of $11.21, and it declared a special cash dividend of $1 per share of common stock, or $79 million in aggregate, which was paid on July 7 to holders of record at the close of business on June 28.
The company undertook $33 million in capital investments in the quarter as it normalizes capital spending toward its revised target of $125 million for the year. In particular, it announced additional capital investments of $50 million in its wood products segment, which it expects to complete by the end of 2022, to support its continued growth.
By quarter-end, the company had recorded cumulative softwood lumber duty deposits of $332 million on the balance sheet, including $57 million paid during the quarter.
Outlook
“Although benchmark lumber prices have come down significantly in recent weeks and remain volatile, we are confident in the underlying business fundamentals. We believe in our wood products business for the long term, with the segment representing a key pillar of our ongoing transformation. We look for the favorable pulp momentum to carry into Q3 with higher realized prices, and for stronger shipments. As conditions stabilize for paper, the price recovery should continue, which will support our cash generation strategy for this business segment. We expect a return to normal demand trends in the coming months in tissue, once the inventory rebalancing that affected the industry in the first half of the year passes. We are committed to maintain a balanced approach to capital allocation, using our free cash flow to generate value for shareholders, to build a stronger company and to drive sustainable economic activity in the communities where we operate.” added Mr. Lalonde.
Earnings Conference Call
The company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (888) 550-7724 at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the company’s website. A phone replay will also be available until August 12, 2021, by dialing (800) 770-2030, conference number 2946857.
Description of Special Items

Special items	Second quarter
(in millions)	2021	2020
Closure costs, impairment and other related charges	$(1)	$—
Net gain on disposition of assets	—	(9)
Non-operating pension and other postretirement benefit credits	(3)	(4)
Other expense (income), net	49	(10)
Income tax effect of special items	(13)	(5)
Total	$32	$(28)
Cautionary Statements Regarding Forward-Looking Information
Statements in this press release, the earnings conference call and webcast referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. (with its subsidiaries, “we,” “our,” “us” or the “company”) are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements included in the Outlook section of this press release and statements relating to the impact of the novel coronavirus (or, “COVID-19”) pandemic and resulting economic conditions on our business, results of operations and market price of our securities, and to our: efforts and initiatives to reduce costs, increase revenues, and improve profitability; business and operating outlook; future pension obligations; assessment of market conditions; growth strategies and prospects, and the growth potential of the company and the industry in which we operate; liquidity; future cash flows, including as a result of the changes to our pension funding obligations; estimated capital expenditures; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “see,” “anticipate,” “continue,” “attempt,” “generate,” “improve,” “allow,” “increase,” “maintain,” “provide,” “trend,” “strategy,” “seek,” “evolve,” “vision,” “commit,” “develop,” “project,” “progress,” “build,” “pursue,” “plan,” “grow,” “reduce,” “accelerate,” “drive,” “look,” “enhance” and other terms with similar meaning indicating possible future events or potential impact on our business or our shareholders.
The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs, and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause our actual future financial condition, results of operations and performance to differ materially from those expressed or implied in this press release, the earnings conference call and webcast referred to above include, but are not limited to, the impact of: the COVID-19 pandemic on our business and resulting economic conditions; developments in non-print media, including changes in consumer habits, and the effectiveness of our responses to these developments; intense competition in the forest products industry; any inability to offer products certified to globally recognized forestry management and chain of custody standards; any inability to successfully implement our strategies to increase our earnings power; the possible failure to successfully integrate acquired businesses with ours or to realize the anticipated benefits of acquisitions, such as our entry into wood manufacturing in the U.S., and tissue production and sales, or divestitures or other strategic transactions or projects, including loss of synergies following business divestitures; uncertainty or changes in political or economic conditions in the U.S., Canada or other countries in which we sell our products, including the effects of pandemics; global economic conditions; the highly cyclical nature of the forest products industry; any difficulties in obtaining timber or wood fiber at favorable prices, or at all; changes in the cost of purchased energy and other raw materials; physical, financial and regulatory risks associated with global, regional, and local weather conditions, and climate change; any disruption in operations or increased labor costs due to labor disputes or occupational health and safety issues; difficulties in our employee relations or in employee attraction or retention; disruptions to our supply chain, operations, or the delivery of our products, including due to public health epidemics; disruptions to our information technology systems including cybersecurity and privacy incidents; risks related to the operation and transition of legacy system applications; negative publicity, even if unjustified; currency fluctuations; any increase in the level of required contributions to our pension plans, including as a result of any increase in the amount by which they are underfunded; our ability to maintain adequate capital resources to provide for all of our substantial capital requirements; the terms of our outstanding indebtedness, which could restrict our current and future operations; changes relating to the London Interbank Offered Rate, which could impact our borrowings under our credit facilities; losses that are not covered by insurance; any shutdown of machines or facilities, restructuring of operations or sale of assets resulting in any additional closure costs and long-lived asset or goodwill impairment or accelerated depreciation charges; any need to record additional valuation allowances against our recorded deferred income tax assets; our exports from one country to another country becoming or remaining subject to duties, cash deposit requirements, border taxes, quotas, or other trade remedies or restrictions; countervailing and anti-dumping duties on imports to the U.S. of the vast majority of our softwood lumber products produced at our Canadian sawmills; any failure to comply with laws or regulations generally; any additional environmental or health and safety liabilities; any violation of trade laws, export controls, or other laws relating to our international sales and operations; adverse outcomes of legal proceedings, claims and governmental inquiries, investigations, and other disputes in which we are involved; the actions of holders of a significant percentage of our common stock; and the potential risks and uncertainties set forth under Part I, Item 1A, “Risk Factors,” of our annual report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission (or, the “SEC”) on March 1, 2021, which have been heightened by the COVID-19 pandemic, including related governmental responses and economic impacts, market disruptions and resulting changes in consumer habits.
All forward-looking statements in this press release, the earnings conference call and webcast referred to above are expressly qualified by the cautionary statements contained or referred above and in the company’s other filings with the SEC and the Canadian securities regulatory authorities. The company disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.
About Resolute Forest Products
Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including market pulp, tissue, wood products and papers, which are marketed in over 50 countries. The company owns or operates some 40 facilities, as well as power generation assets, in the United States and Canada. Resolute has third-party certified 100% of its managed woodlands to internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.
Resolute has received regional, North American and global recognition for its leadership in corporate social responsibility and sustainable development, as well as for its business practices. Visit www.resolutefp.com for more information.

Contacts
Investors
Marianne Limoges
Treasurer and Vice President
Investor Relations
514 394-2217
ir@resolutefp.com
Media and Others
Seth Kursman
Vice President, Corporate Communications,
Sustainability and Government Affairs
514 394-2398
seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions of U.S. dollars, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Sales	$1,140	$612	$2,013	$1,301
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	566	464	1,088	988
Depreciation and amortization	40	40	81	82
Distribution costs	93	79	177	178
Selling, general and administration expenses	36	32	82	66
Closure costs, impairment and other related charges	(1)	—	2	(2)
Net gain on disposition of assets	—	(9)	—	(9)
Operating income (loss)	406	6	583	(2)
Interest expense	(5)	(9)	(11)	(18)
Non-operating pension and other postretirement benefit credits	3	4	5	19
Other (expense) income, net (1)	(49)	10	(94)	38
Income before income taxes	355	11	483	37
Income tax provision	(87)	(5)	(127)	(32)
Net income including noncontrolling interest	268	6	356	5
Net income attributable to noncontrolling interest	—	—	(1)	—
Net income attributable to Resolute Forest Products Inc.	$268	$6	$355	$5
Net income per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$3.37	$0.07	$4.42	$0.06
Diluted	$3.34	$0.07	$4.39	$0.06
Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	79.5	88.1	80.4	88.1
Diluted	80.3	88.2	81.1	88.2
See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions of U.S. dollars)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$177	$113
Accounts receivable, net
Trade	309	230
Other	35	48
Inventories, net	492	462
Other current assets	53	47
Total current assets	1,066	900
Fixed assets, net	1,406	1,441
Amortizable intangible assets, net	60	63
Goodwill	31	31
Deferred income tax assets	796	915
Operating lease right-of-use assets	54	60
Other assets	415	320
Total assets	$3,828	$3,730
Liabilities and equity
Current liabilities:
Accounts payable and other (2)	$520	$369
Current portion of long-term debt	3	2
Current portion of operating lease liabilities	9	9
Total current liabilities	532	380
Long-term debt, net of current portion (3)	300	559
Pension and other postretirement benefit obligations	1,482	1,562
Operations lease liabilities, net of current portion	50	55
Other liabilities	77	92
Total liabilities	2,441	2,648
Equity:
Resolute Forest Products Inc. shareholders’ equity:
Common stock	—	—
Additional paid-in capital	3,805	3,804
Deficit	(961)	(1,235)
Accumulated other comprehensive loss	(1,265)	(1,314)
Treasury stock at cost	(194)	(174)
Total Resolute Forest Products Inc. shareholders’ equity	1,385	1,081
Noncontrolling interest	2	1
Total equity	1,387	1,082
Total liabilities and equity	$3,828	$3,730
See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions of U.S. dollars)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net income including noncontrolling interest	$356	$5
Adjustments to reconcile net income including noncontrolling interest to net cash provided by operating activities:
Share-based compensation	3	4
Depreciation and amortization	81	82
Deferred income taxes	127	32
Net pension contributions and other postretirement benefit payments	(47)	(48)
Net gain on disposition of assets	—	(9)
(Gain) loss on translation of foreign currency denominated deferred income taxes	(24)	39
Loss (gain) on translation of foreign currency denominated pension and other postretirement benefit obligations	32	(47)
Net planned major maintenance payments	(9)	(2)
Changes in working capital:
Accounts receivable	(61)	50
Inventories	(30)	25
Other current assets	(2)	(7)
Accounts payable and other	36	(49)
Other, net	13	1
Net cash provided by operating activities	475	76
Cash flows from investing activities:
Cash invested in fixed assets	(47)	(37)
Acquisition of business, net of cash acquired	—	(172)
Disposition of assets	—	9
Increase in countervailing and anti-dumping duty cash deposits on softwood lumber	(89)	(32)
Other investing activities, net	3	5
Net cash used in investing activities	(133)	(227)
Cash flows from financing activities:
Net repayments under revolving credit facilities	—	(2)
Issuance of long-term debt	300	—
Proceeds from long-term debt	—	180
Repayments of debt	(557)	(1)
Purchases of treasury stock (4)	(20)	(1)
Payments of financing fees	(7)	—
Other financing activities, net	2	—
Net cash (used in) provided by financing activities	(282)	176
Effect of exchange rate changes on cash and cash equivalents, and restricted cash	—	(1)
Net increase in cash and cash equivalents, and restricted cash	$60	$24
Cash and cash equivalents, and restricted cash:
Beginning of period	$159	$42
End of period	$219	$66
Cash and cash equivalents, and restricted cash at end of period:
Cash and cash equivalents	$177	$27
Restricted cash (included in “Other assets)	$42	$39
See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.
RECONCILIATION OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS
A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of non-GAAP measures.

Three months ended June 30, 2021	Operating income	Net income	EPS
(Unaudited, in millions of U.S. dollars, except per share amounts)
GAAP, as reported	$406	$268	$3.34
Adjustments for special items:
Closure costs, impairment and other related charges	(1)	(1)	(0.01)
Non-operating pension and other postretirement benefit credits	—	(3)	(0.04)
Other expense, net	—	49	0.61
Income tax effect of special items	—	(13)	(0.16)
Adjusted for special items	$405	$300	$3.74

Three months ended June 30, 2020	Operating income (loss)	Net income (loss)	EPS
(Unaudited, in millions of U.S. dollars, except per share amounts)
GAAP, as reported	$6	$6	$0.07
Adjustments for special items:
Net gain on disposition of assets	(9)	(9)	(0.10)
Non-operating pension and other postretirement benefit credits	—	(4)	(0.05)
Other income, net	—	(10)	(0.11)
Income tax effect of special items	—	(5)	(0.06)
Adjusted for special items	$(3)	$(22)	$(0.25)

Six months ended June 30, 2021	Operating income	Net income	EPS
(Unaudited, in millions of U.S. dollars, except per share amounts)
GAAP, as reported	$583	$355	$4.39
Adjustments for special items:
Closure costs, impairment and other related charges	2	2	0.02
Non-operating pension and other postretirement benefit credits	—	(5)	(0.06)
Other expense, net	—	94	1.16
Income tax effect of special items	—	(27)	(0.33)
Adjusted for special items	$585	$419	$5.18

Six months ended June 30, 2020	Operating loss	Net income (loss)	EPS
(Unaudited, in millions of U.S. dollars, except per share amounts)
GAAP, as reported	$(2)	$5	$0.06
Adjustments for special items:
Closure costs, impairment and other related charges	(2)	(2)	(0.02)
Net gain on disposition of assets	(9)	(9)	(0.10)
Non-operating pension and other postretirement benefit credits	—	(19)	(0.22)
Other income, net	—	(38)	(0.43)
Income tax effect of special items	—	12	0.14
Adjusted for special items	$(13)	$(51)	$(0.57)

RESOLUTE FOREST PRODUCTS INC.
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
A reconciliation of our net income including noncontrolling interest to EBITDA and Adjusted EBITDA is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of the non-GAAP measures EBITDA and Adjusted EBITDA.

Three months ended June 30, 2021	Market pulp	Tissue	Wood products	Paper	Corporate and other	Total
(Unaudited, in millions of U.S. dollars)
Net income (loss) including noncontrolling interest	$30	$(7)	$405	$(7)	$(153)	$268
Interest expense					5	5
Income tax provision					87	87
Depreciation and amortization	6	4	10	16	4	40
EBITDA	$36	$(3)	$415	$9	$(57)	$400
Closure costs, impairment and other related charges					(1)	(1)
Non-operating pension and other postretirement benefit credits					(3)	(3)
Other expense, net					49	49
Adjusted EBITDA	$36	$(3)	$415	$9	$(12)	$445

Three months ended June 30, 2020	Market pulp	Tissue	Wood products	Paper	Corporate and other	Total
(Unaudited, in millions of U.S. dollars)
Net income (loss) including noncontrolling interest	$10	$(2)	$15	$(12)	$(5)	$6
Interest expense					9	9
Income tax provision					5	5
Depreciation and amortization	6	5	10	16	3	40
EBITDA	$16	$3	$25	$4	$12	$60
Net gain on disposition of assets					(9)	(9)
Non-operating pension and other postretirement benefit credits					(4)	(4)
Other income, net					(10)	(10)
Adjusted EBITDA	$16	$3	$25	$4	$(11)	$37

Six months ended June 30, 2021	Market pulp	Tissue	Wood products	Paper	Corporate and other	Total
(Unaudited, in millions of U.S. dollars)
Net income (loss) including noncontrolling interest	$34	$(9)	$626	$(31)	$(264)	$356
Interest expense					11	11
Income tax provision					127	127
Depreciation and amortization	12	9	21	31	8	81
EBITDA	$46	$—	$647	$—	$(118)	$575
Closure costs, impairment and other related charges					2	2
Non-operating pension and other postretirement benefit credits					(5)	(5)
Other expense, net					94	94
Adjusted EBITDA	$46	$—	$647	$—	$(27)	$666

Six months ended June 30, 2020	Market pulp	Tissue	Wood products	Paper	Corporate and other	Total
(Unaudited, in millions of U.S. dollars)
Net income (loss) including noncontrolling interest	$7	$—	$20	$(15)	$(7)	$5
Interest expense					18	18
Income tax provision					32	32
Depreciation and amortization	12	9	21	33	7	82
EBITDA	$19	$9	$41	$18	$50	$137
Closure costs, impairment and other related charges					(2)	(2)
Net gain on disposition of assets					(9)	(9)
Non-operating pension and other postretirement benefit credits					(19)	(19)
Other income, net					(38)	(38)
Adjusted EBITDA	$19	$9	$41	$18	$(18)	$69
See Note to the Reconciliation of Non-GAAP Measures

RESOLUTE FOREST PRODUCTS INC.
Notes to the Unaudited Consolidated Financial Statement Information
1.Other (expense) income, net for the three and six months ended June 30, 2021 and 2020, was comprised of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited, in millions)	2021	2020	2021	2020
Foreign exchange (loss) gain	$(6)	$(9)	$(11)	$14
(Loss) gain on commodity contracts (1)	(49)	—	(86)	4
Insurance recovery (2)	—	15	—	15
Miscellaneous income	6	4	3	5
	$(49)	$10	$(94)	$38
(1)    Principally related to lumber futures contracts; none of these contracts were outstanding as of June 30, 2021.
(2)    We recorded $15 million as other income for the three and six months ended June 30, 2020, from the settlement of an insurance claim in connection with our acquisition of Atlas Paper Holdings, Inc. in 2015.
2.We declared a special dividend of $1.00 per share ($79 million) on our common stock during the three and six months ended June 30, 2021, which was recorded in “Accounts payable and other” in our Consolidated Balance Sheet as of June 30, 2021. The dividend was paid to shareholders on July 7, 2021.
3.On April 19, 2021 (or, the “Effective Date”), we entered into a first amendment to the amended and restated senior secured credit facility (or, the “Senior Secured Credit Facility”) entered into on October 28, 2019. The amount available under the Senior Secured Credit Facility remains unchanged for up to $360 million and is comprised of a term loan facility of up to $180 million with a delayed draw period of up to three years and the choice of maturities of six to ten years from the date of drawing (or, the “Term Loan Facility”); and a six-year revolving credit facility of up to $180 million (or, the “Revolving Credit Facility”). On the Effective Date, we repaid our $180 million term loans under the pre-amended and restated senior secured credit facility with a combination of proceeds of borrowings under the Revolving Credit Facility and cash on hand. The amendment then reinstated the full amount of the Term Loan Facility. For loans under the Term Loan Facility, the applicable spread now ranges from 0.5% to 1.4% for base rate loans, and from 1.5% to 2.4% for London Interbank Offered Rate (or, the “LIBOR”) rate loans, and from 1.7% to 2.1% for fixed rate loans. For the Revolving Credit Facility, the applicable spread ranges from 0.5% to 1.0% for base rate loans, and from 1.5% to 2.0% for LIBOR rate loans. The amended credit agreement contains customary covenants, representations and warranties, and events of default. There is also an uncommitted option to increase the Senior Secured Credit Facility by up to an additional $360 million, subject to certain terms and conditions.
4.On March 2, 2020, our board of directors authorized a share repurchase program of up to 15% of our common stock, for an aggregate consideration of up to $100 million. During the three and six months ended June 30, 2021, we repurchased 343,894 shares at an average price of $11.21 for a total of $3 million and 2,092,348 shares at an average price of $9.78 for a total of $20 million, respectively. We repurchased 253,898 shares at an average price of $2.09 for a total of $1 million during the three and six months ended June 30, 2020.

RESOLUTE FOREST PRODUCTS INC.
Note to the Reconciliations of Non-GAAP Measures
1.Operating income (loss), net income (loss) and net income (loss) per share (or, “EPS”), in each case as adjusted for special items, as well as earnings before interest expense, income taxes, and depreciation and amortization (or, “EBITDA”), and adjusted EBITDA, in each case by reportable segment (market pulp, tissue, wood products and paper) in accordance with the Financial Accounting Standards Board Accounting Standards Codification 290, “Segment Reporting,” are not financial measures recognized under generally accepted accounting principles (or, “GAAP”).
We calculate operating income (loss), as adjusted for special items, as operating income (loss) from our Consolidated Statements of Operations, adjusted for items such as closure costs, impairment and other related charges and gains or losses on disposition of assets, that are excluded from our segment’s performance from GAAP operating income (loss).
We calculate net income (loss), as adjusted for special items, as net income (loss) from our Consolidated Statements of Operations, adjusted for the same special items applied to operating income (loss), in addition to non-operating pension and other postretirement benefit costs and credits, other income and expense, net, and the income tax effect of special items.
EPS, as adjusted for special items, is calculated as net income (loss), as adjusted for special items, per diluted share.
EBITDA by reportable segment is calculated as net income (loss) including noncontrolling interest from the Consolidated Statements of Operations, allocated to each of our reportable segments, adjusted for depreciation and amortization. Net income (loss) including non-controlling interest is equal to operating income (loss) for the segments. EBITDA for corporate and other is calculated as net income (loss) including noncontrolling interest from the Consolidated Statements of Operations, after the allocation to reportable segments, adjusted for interest expense, income taxes, and depreciation and amortization.
Adjusted EBITDA means EBITDA, excluding the same special items applied to net income (loss).
We define net debt as total debt less cash and cash equivalents.
Liquidity is calculated as cash and cash equivalents from our Consolidated Balance Sheets, and availability under our credit facilities.
We believe that using these non-GAAP measures is useful because they are consistent with the indicators management uses internally to measure the Company’s performance, and it allows the reader to compare our operations and financial performance from period to period. Operating income (loss), net income (loss), and EPS, in each case as adjusted for special items, as well as EBITDA, adjusted EBITDA, and EBITDA margin are internal measures, and therefore may not be comparable to those of other companies. These non-GAAP measures should not be viewed as substitutes to financial measures determined under GAAP in our Consolidated Statements of Operations in our filings with the Securities and Exchange Commission.